UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Bridge Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

    New York                                                 11-2934195
(State or Other Jurisdiction of                                     (I.R.S. Employer Identification No.)
Incorporation or Organization)

          2200 Montauk Highway,
          Bridgehampton, New York                                             11932
(Address of Principal Executive Offices)                                     (Zip Code)

Bridge Bancorp, Inc. 2006 Stock-Based Incentive Plan
(Full Title of the Plan)

    Thomas J. Tobin                                       John J. Gorman, Esquire
President and Chief Executive Officer                             Luse Gorman Pomerenk & Schick
    Bridge Bancorp, Inc.                                     A Professional Corporation
   2200 Montauk Highway,                                         5335 Wisconsin Ave., N.W., Suite 400
  Bridgehampton, New York 11932                                        Washington, D.C. 20015
      (631) 537-1000                                          (202) 274-2000
   (Name, Address and Telephone
   Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	310,000(2)	$25.625 (3)	$7,943,750	$850
Common stock, par value $0.01 per share	310,000(4)	$25.625(3)	$7,943,750	$850
TOTALS	620,000	—	$15,887,500	$1,700
_______________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Bridge Bancorp, Inc. 2006 Stock-Based Incentive Plan (the “Stock Benefit Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Bridge Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)	Represents the number of shares of common stock reserved for issuance under the Stock Benefit Plan for grants of restricted stock.
(3)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1).
(4)	Represents the number of shares of common stock currently reserved for issuance for options under the Stock Benefit Plan for grants of stock options.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2005 (Commission File No. 000-18546), filed with the Commission on March 15, 2006 pursuant to Section 13(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

c) The description of the Company’s common stock set forth in the Registrant’s statement filed on Form 10, dated April 27, 1990, and the amendment thereto filed October 15, 1990 (Commission File No. 000-18546).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article V of the Registrant’s Bylaws provides as follows:

Section 501 - Right to Indemnification
Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of the Corporation or any other corporation, partnership, join venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of this Corporation), by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by the Corporation against all judgements, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a director or officer to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this Bylaw shall be in effect.

Section 502 - Authorization of Indemnification
Any indemnification provided for by Section 501 shall be authorized in any manner provided by applicable law or, in the absence of such law;

(a) By the Board of Directors acting by a quorum of directors who are not parties to such action or proceeding, upon a finding that there has been no judgement or other final adjudication adverse to the director or officer which establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(b) If a quorum under clause (a) is not obtainable, (i) by the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgement or other final adjudication adverse to the director or officer, or (ii) by the shareholders upon a finding that there has been no such judgement or other final adjudication adverse to the director or officer.

Section 503 - Right of Claimant to Bring Suit
If a claim of indemnification is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time there- after bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 504 - Non-Exclusivity of Rights
The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Section 505 - Insurance
Subject to the laws of New York, the Corporation may maintain insurance, as its expense, to protect itself and any director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this Article, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 506 - Severability
It is the intent of the Corporation to indemnify its officers and directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto
4	Certificate of Incorporation of the Registrant	*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Attached as Exhibit 5

10	Bridge Bancorp, Inc. 2006 Stock-Based Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C.	Contained in Exhibit 5

23.2	Consent of Crowe Chizek and Company LLC.	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

* Incorporated by reference to Registrant’s amended Form 10, File No. 0-18546, filed October 15, 1990.

** Incorporated by reference to Appendix A to the proxy statement for the Company’s 2006 Annual Meeting of Stockholders (Commission File No. 000-18546), filed by the Company under the Securities and Exchange Act of 1934, on March 24, 2006.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bridgehampton, Town of Southampton, State of New York, on this 11 day of  August, 2006.

BRIDGE BANCORP, INC.

By:         /s/ Thomas J. Tobin
Thomas J. Tobin, President and
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Bridge Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Thomas J. Tobin as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Thomas J. Tobin may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be granted and shares of common stock to be issued upon the exercise of stock options to be granted under the Bridge Bancorp, Inc. 2006 Stock-Based Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Thomas J. Tobin shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Thomas J. Tobin	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2006
Thomas J. Tobin

/s/ Janet T. Verneuille	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 11, 2006
Janet T. Verneuille

/s/ Howard H. Nolan	Senior Executive Vice President, Chief Operating Officer and Director	August 11, 2006
Howard H. Nolan

/s/ Raymond Wesnofske	Chairperson of the Board	August 11, 2006
Raymond Wesnofske

Vice Chairperson of the Board
Marcia Z. Hefter

/s/ Thomas E. Halsey	Director	August 11, 2006
Thomas E. Halsey

Director
R. Timothy Maran

Director
Charles I. Massoud

/s/ Dennis A. Suskind	Director	August 11, 2006
Dennis A. Suskind

EXHIBIT INDEX

Exhibit Number	Description
4	Certificate of Incorporation of the Registrant (incorporated by reference to Registrant’s amended Form 10, File No. 000-18546, filed October 15, 1990.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C.

10
Bridge Bancorp, Inc. 2006 Stock-Based Incentive Plan (incorporated by reference to Appendix A to the proxy statement for the Company’s 2006 Annual Meeting of Stockholders (Commission File No. 000-18546), filed by the Company under the Securities and Exchange Act of 1934, on March 24, 2006).

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in the opinion included as Exhibit 5).

23.2	Consent of Crowe Chizek and Company LLC.

24	Power of Attorney (contained in the signature page to this Registration Statement).